Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-251547 on Form S-8 pertaining to shares of common stock of Eastern Bankshares, Inc. that may be purchased with employee contributions to, as well as participation interests to be offered or sold pursuant to, the Eastern Bank 401(k) Plan of our report dated March 29, 2021, with respect to the consolidated financial statements of Eastern Bankshares, Inc., included in this Annual Report on Form 10-K of Eastern Bankshares, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 29, 2021